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                                                                Exhibit 99(d)(6)


                      ASSIGNMENT AND USE OF NAME AGREEMENT

                  ASSIGNMENT AND USE OF NAME AGREEMENT, dated as of August 12, 2002 (this "AGREEMENT"), is by and between Marcia C. DeWolfe, an individual ("ASSIGNOR"), and NRT Incorporated, a Delaware corporation ("ASSIGNEE").


                              W I T N E S S E T H:

                  WHEREAS, Assignee, Timber Acquisition Corporation ("ACQUISITION SUB") and The DeWolfe Companies, Inc., a Massachusetts corporation (the "COMPANY") are parties to that certain Agreement and Plan of Merger, dated August 12, 2002 (the "MERGER AGREEMENT"), pursuant to which, among other things, Acquisition Sub is acquiring and merging into the Company;

                  WHEREAS, the Company uses the name and mark DEWOLFE and certain DEWOLFE-formative names and marks in its Business; and

                  WHEREAS, Assignor may own certain rights relating to the DeWolfe Name (as defined below), and to the extent he or she may have such rights, Assignor desires to transfer all such rights together with the goodwill of the business connected with the use of and symbolized by the DeWolfe Name to Assignee, and Assignee desires to obtain such rights and associated goodwill from Assignor.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. DEWOLFE NAME. As used herein, "DEWOLFE NAME" means "DEWOLFE", and all formatives, stylizations and variations thereof and associated designs and logos currently used in the Business.

                  2. ASSIGNMENT OF DEWOLFE NAME. Assignor hereby sells, transfers, conveys, and assigns to Assignee, for use by Assignee and its Affiliates, successors, and assigns, for and in connection with (i) real estate brokerage, referral and property management, (ii) relocation, (iii) mortgage brokerage and banking, (iv) insurance brokerage, and (v) title insurance and escrow services , and the provision of related products and services (collectively, the "Services"), all of Assignor's right, title, ownership, and interest in and to the DeWolfe Name, throughout the world, including any and all rights as a trademark, service mark, trade name, domain name, endorsement, and similar or related identifier; all registrations, applications, common law rights, and rights of privacy and publicity therein, including in the United States trademark registration for DEWOLFE HOMEMOVIE & Design and in the pending United States trademark application for DEWOLFE.COM, together with all related goodwill of the business symbolized by or associated with the DeWolfe Name being assigned; and all causes of action (either in law or in equity) and the right to sue, counterclaim, and recover for past, present, and future infringement relating to such aforementioned rights. For avoidance of doubt, to the extent that any of Assignor's rights to transfer, convey, and assign to Assignee any of Assignor's rights, title, ownership, or interest in and to the DeWolfe Name in connection with any of the Services may ripen or otherwise accrue after the

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Effective Date and may not be assignable as of the Effective Date, all such rights, title, ownership, and interest of Assignor shall be deemed automatically assigned to Assignee (or its applicable successor) immediately upon such ripening or accrual. To the extent any of the foregoing rights cannot be assigned as a matter of law or otherwise, Assignor hereby waives and irrevocably consents to the exclusive right of Assignee, its Affiliates, successors, and assigns to use and exercise all such aforementioned rights.

                  3. RESTRICTIONS ON ASSIGNOR'S USE OF DEWOLFE NAME. (a) Assignor hereby acknowledges and agrees that he or she will not, and that he or she will cause and ensure that the Persons owned or directly or indirectly controlled by him or her will not, use or authorize others to use the DeWolfe Name, or any confusingly similar variation of DEWOLFE, in connection with any of the Services, including, but not limited to, in or as part of any trademark, service mark, trade name, domain name, endorsement, or similar or related identifier (including in any advertisement, promotion, or other activities relating thereto).

                  (b) For purposes of clarification and not in limitation of
Section 3(a) above, Assignor hereby acknowledges and agrees that as of the date hereof he or she shall not use the DeWolfe Name or authorize others to use the DeWolfe Name in competition with the Business, or otherwise in connection with any business that competes with or targets sales associates, agents, or customers of Assignee and/or its Affiliates anywhere in the world with respect to any of the Services.

                  (c) For purposes of clarification and not in limitation of
Section 3(a) above, Assignor further acknowledges and agrees that he or she will not, whether as a franchisor, franchisee, licensee, sublicensor, or otherwise, co-brand the DeWolfe Name, or any confusingly similar variation thereof, with any name or mark of any third party that is involved in any of the Services.

                  4. ASSIGNOR'S PERMITTED USE OF DEWOLFE NAME. Except as otherwise prohibited in this Agreement, the Merger Agreement or the Non-Competition Agreement, dated August 9, 2002, between Marcia C. DeWolfe and the Company, nothing herein shall (i) be deemed or construed to prevent Assignor from using the DeWolfe Name (including his or her personal name) commercially in fields of use outside the Services, and (ii) be deemed or construed to prevent Assignor from earning a living or otherwise benefiting from his or her talents or abilities; PROVIDED, that the DeWolfe Name is not used, licensed, or publicly disseminated or exploited in connection therewith in a manner which is prohibited or otherwise restricted in Section 3 of this Agreement.

                  5. REPRESENTATIONS AND WARRANTIES. Assignor hereby represents and warrants that he or she has not granted to any third party (other than the Company and the Company Subsidiaries and their franchisees as of the date hereof) the right to use the DeWolfe Name.

                  6. GOOD FAITH COVENANT. Assignor hereby acknowledges and agrees that he or she will not do anything or cause others to do anything that is inconsistent with the full assignment to, and ownership by, Assignee (or its Affiliates, as the case may be)


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of the DeWolfe Name, in accordance with this Agreement, or that would infringe, disparage, tarnish, or reflect adversely on the DeWolfe Name in relation to the Business. Assignor further acknowledges and agrees that he or she will not, at any time, now or in the future, assert or authorize others to assert any claim, including but not limited to, any claim of infringement, unfair competition, or violation of right of privacy or publicity, against Assignee or its Affiliates relating to the use of the DeWolfe Name anywhere in the world with respect to any of the Services, unless Assignee or its Affiliates shall have used the DeWolfe Name with an intent to bring disrepute to, ridicule, or disparage Assignor, and then only with respect to such offending action.

                  7. COOPERATION; FURTHER ASSURANCES. Assignor hereby agrees to assist Assignee and its Affiliates, or any person or entity designated by Assignee or its Affiliates, promptly upon request, in perfecting, registering, maintaining, and enforcing, throughout the world, Assignee's (or its Affiliates') rights in and to the DeWolfe Name with respect to the Services, whether now existing or hereafter created, including, but not limited to, executing all documents and instruments as may be reasonably requested by Assignee (or its Affiliates). Assignor further agrees that he or she will not apply to register as a trademark, service mark, trade name or Internet domain name (or similar or related identifier) the DeWolfe Name in connection with any of the Services, unless specifically requested and authorized to do so by Assignee, in writing, and then only in the name of an entity designated by Assignee.

                  8. TERM. The term of this Agreement shall be for 20 years.

                  9. EFFECTIVENESS. This Agreement shall only be effective if the Closing under the Merger Agreement occurs.

                  10. ENTIRE AGREEMENT. This Agreement and the other agreements, documents and instruments delivered in connection herewith contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

                  11. CONTROLLING DOCUMENT. Solely concerning the DeWolfe Name, this Agreement shall be controlling and governing if there is any conflict between it and each or any of the Merger Agreement and the other agreements, documents and instruments delivered in connection herewith.

                  12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Assignee and Assignor hereby agree and consent to be subject to the non-exclusive jurisdiction of any federal court sitting in the County of Suffolk, and the jurisdiction of the courts of the Commonwealth of Massachusetts in the County of Suffolk, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.


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                  13. ASSIGNMENT OF AGREEMENT. This Agreement shall be
transferable and assignable by Assignee (and by Assignee's successors and assignees) without Assignors' consent, and Assignee's successors and assignees shall have full rights under this Agreement as if they were Assignee. This Agreement may not be assigned by Assignor.

                  14. CONSTRUCTION. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

                  15. SECTION HEADINGS. Section headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

                  16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

                                    ASSIGNOR


                                    ------------------------------
                                    Name:  Marcia C. DeWolfe



                                    ASSIGNEE

                                    NRT INCORPORATED


                                    By:
                                       ------------------------------
                                       Name:
                                       Title: